EXHIBIT 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Anna Del Rosario
Vice President - Investor Relations	Director – Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	anna.delrosario@altera.com

ALTERA UPDATES SECOND QUARTER GUIDANCE

San Jose, California, May 30, 2006 - Altera Corporation (Nasdaq: ALTR) today announced its mid-quarter update for the second quarter of 2006.

The company reaffirms that second quarter sales will be in line with previous guidance for 7% to 10% sequential growth.

The company now expects up to several million dollars of additional SG&A expense in the second quarter resulting from its previously announced review of stock option granting practices and related accounting.

New products lead the company’s growth with Stratix® II, Cyclone™ II, MAX® II, and HardCopy® devices all demonstrating continued strong sales increases.

While supply of certain types of Stratix, Stratix II, and HardCopy devices remain tight, the company believes that lead times for these parts will return to normal within one to three months, which is in line with previous company estimates.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expect”, “project”, “estimates”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, the length of the company’s stock option practices review and any impact that might arise from that review on the second quarter’s financial results, the company’s ability to meet demand for Stratix, Stratix II, Hardcopy devices, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products, pricing strategies, changes in customer production-based demand, as well as changing economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate, and win in their markets. Find out more at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.